Stem, Inc. Letter to Shareholders – Reflecting on our journey of strategic realignment
Sept. 9, 2025
Dear Stem Shareholders,
It has been 12 months since we announced our strategic realignment, and I want to take the opportunity to reflect on the strides we have made in transforming our business. This year has marked a journey in strategic change and realignment, and we are well on our way to success. Our progress is reflected in our latest quarterly earnings results, including driving our software and services offerings and positioning our business for the future.
One Brand, Amplified Impact
We have brought together the innovative spirit of AlsoEnergy and the cutting-edge technology of Stem to create something greater than the sum of our parts. I believe this unification positions us to capture significant synergies and deliver unparalleled value to our customers. We mark a pivotal moment in our evolution as we unify our corporate identity under one powerful Stem umbrella and our products under the PowerTrackTM Suite.
Our Brand Evolution
•New Stem.com: Our streamlined website brings together our messaging, comprehensive solutions, and shared vision under one digital roof
•Renewed Mission: Our refined mission statement captures who we are and where we're headed: At Stem, we're reimagining technology to drive the energy transition. Turning complexity into clarity, and potential into performance
•New Tagline: Energy Intelligence. Driven by human and artificial intelligence, we are unlocking energy intelligence across the clean energy ecosystem
A Unified Platform: PowerTrackTM
Our technology portfolio is evolving to deliver greater value and simplicity. We're consolidating our offerings under one powerful name – PowerTrack, combining the strengths of our existing offerings to create a unified solution that serves all customer needs.
PowerTrack EMS Launch
On Sept. 2, we launched PowerTrack Energy Management System (EMS) to deliver hybrid energy solutions that honor and extend the incredible foundation and legacy of the AlsoEnergy brand. This product allows us to leverage our strength in solar to enter the hybrid and storage markets with a comprehensive monitoring and control software solution.
PowerTrack EMS is an intelligent control system that manages battery charging and discharging operations while coordinating grid services and enabling revenue streams for energy storage projects. The system delivers:
•32% reduction in engineering hours through pre-configuration and AI-enabled tuning
•99.99% controller reliability ensuring consistent revenue streams
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•Hardware-agnostic architecture that eliminates vendor lock-in
•Advanced "value stacking" capabilities to maximize revenue across multiple applications
PowerTrack Optimizer
On Sept. 5, we announced that our trusted Athena platform has been rebranded and brought into the PowerTrack family as PowerTrack Optimizer. This strategic move supports our consolidation efforts while maintaining the familiar capability and performance our customers depend on for our Managed Services offerings.
PowerTrack Sage
We're developing AI-powered workflows that will enhance the user experience by integrating large language model technology into PowerTrack. PowerTrack Sage will be available soon and represents our commitment to next-generation energy intelligence.
Industry Engagement: RE+ 2025
We are excited to showcase our unified PowerTrack platform at RE+ 2025, North America's largest clean energy event, taking place this week through Sept. 11 in Las Vegas. This premier gathering will provide an ideal platform to demonstrate how our integrated solutions address the evolving needs of the energy storage and hybrid project markets.
The clean energy landscape doesn't have to be complex. Our presence at RE+ 2025 will demonstrate how our clean energy solutions simplify operations and maximize value for our customers. We look forward to engaging with customers, partners, and investors as we showcase the power of our unified platform approach.
Enhanced Investor Resources
As part of our strategic realignment and brand evolution, we are pleased to announce that we have refreshed our investor presentation, which is now available on our investor relations website. This updated presentation reflects our strategic brand alignment and unified product portfolio as we continue to execute on our vision for sustainable growth and value creation.
Looking Ahead
This unification is more than a milestone – it’s a launchpad. As one Stem, we're positioned to accelerate innovation, deliver unparalleled value to our customers, and drive meaningful change in the energy sector. We are doing this by playing to our strengths, integrating our offerings, and streamlining our branding under the Stem and PowerTrack names.
Our strategic focus on software-driven solutions, combined with our proven track record managing and optimizing clean energy assets, positions us well for continued growth as the energy transition accelerates.
We remain committed to our mission of reimagining technology to drive the energy transition, and we are confident that our strategic initiatives will create sustainable value for our customers and stakeholders. The transformation achieved over the past year demonstrates our team's exceptional execution capabilities and positions us strongly for the opportunities ahead.
Thank you for your continued support and confidence in Stem as we embark on our next chapter of profitable growth.
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Powering the future together,
Arun Narayanan
Chief Executive Officer
Stem

Contacts
For News Media:
Stem Investor Contacts
Erin Reed, Stem
Marc Silverberg, ICR
IR@stem.com

Stem Media Contact
Jessie Smiley, Stem
press@stem.com

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